Report of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of Rydex ETF Trust

In planning and performing our audits of the financial statements of each of the funds of the Rydex ETF Trust, listed in Exhibit A attached hereto (the “Trust”), as of and for the periods ended October 31, 2017, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Trust’s internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Trust is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A trust’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A trust’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the trust; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the trust are being made only in accordance with authorizations of management and trustees of the trust; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a trust’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the trust’s annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Trust’s internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Trust’s internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be a material weakness as defined above as of October 31, 2017.

This report is intended solely for the information and use of management and the Board of Trustees of Rydex ETF Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Tysons, Virginia

December 21, 2017

Exhibit A

1	Guggenheim MSCI Emerging Markets Equal Weight ETF
2	Guggenheim Multi Factor Large Cap ETF
3	Guggenheim S&P MidCap 400® Equal Weight ETF
4	Guggenheim S&P Small Cap 600® Equal Weight ETF
5	Guggenheim S&P 100 Equal Weight ETF
6	Guggenheim S&P 500® Equal Weight Consumer Discretionary ETF
7	Guggenheim S&P 500® Equal Weight Consumer Staples ETF
8	Guggenheim S&P 500® Equal Weight Energy ETF
9	Guggenheim S&P 500® Equal Weight Financials ETF
10	Guggenheim S&P 500® Equal Weight Health Care ETF
11	Guggenheim S&P 500® Equal Weight Industrials ETF
12	Guggenheim S&P 500® Equal Weight Materials ETF
13	Guggenheim S&P 500® Equal Weight Real Estate ETF
14	Guggenheim S&P 500® Equal Weight Technology ETF
15	Guggenheim S&P 500® Equal Weight Utilities ETF
16	Guggenheim S&P 500 Top 50® ETF
17	Guggenheim S&P 500® Pure Value ETF
18	Guggenheim S&P 500® Pure Growth ETF
19	Guggenheim S&P Midcap 400® Pure Value ETF
20	Guggenheim S&P Midcap 400® Pure Growth ETF
21	Guggenheim S&P Small Cap 600® Pure Value ETF
22	Guggenheim S&P Small Cap 600® Pure Growth ETF
23	Guggenheim S&P 500® Equal Weight ETF